Exhibit 10.30

Execution

Version

CONSULTING AGREEMENT AND GENERAL RELEASE

Miller Industries, Inc. and J. Vincent Mish (“Consultant”) do hereby enter into this Consulting Agreement and General Release (“Consulting Agreement”) and agree as follows:

1.           Retirement. Consultant’s retirement from employment with Miller Industries, Inc. and all subsidiaries of Miller Industries, Inc. (collectively, the “Company”) is effective December 31, 2016 (“Retirement Date”). As of Consultant’s Retirement Date, Consultant will have no further duties and responsibilities and will no longer be authorized to transact business or incur any expenses, obligations, or liabilities on behalf of the Company. However, as consideration for the payments in Section 2(a), for a period of twenty-four (24) months following the Retirement Date, Consultant agrees to be available during normal business hours as reasonably requested by the Company to provide advice and assistance to the Company on the orderly transition of Consultant’s duties to his successor and on special projects, and to otherwise perform such services as may be reasonably requested by the Company. If the Company wishes for the Consultant to provide consulting services for any period after 2018, the Consultant shall be paid at a rate of $300.00 per hour for those additional hours.

2.           Post-Retirement Benefits. In exchange for Consultant’s executing and not revoking this Agreement and abiding by its terms, the Company will provide Consultant the following payments:

a.           Company will pay Consultant ten thousand dollars ($10,000) per month for a period of twenty-four (24) months following the Retirement Date (for an aggregate amount of two hundred forty thousand dollars ($240,000)), less required withholdings (“Consulting Pay”). The Consulting Pay will be paid to Consultant incrementally on the Company’s normal payroll dates commencing on the first (1st) payroll date following the Retirement Date and ending approximately twenty-four (24) months later, provided that no payment shall be made until the Effective Date as provided in Section 14 below.

b.           Consultant’s group health insurance coverage will terminate on December 31, 2016. Consultant will not be eligible to participate in any benefit plans and will not be eligible to accrue vacation or participate in or receive any other employment benefits after his Retirement Date, provided that this will not effect in any manner his rights in his vested accounts in the Company 401(k) plan. Consultant confirms that he holds no outstanding equity awards from the Company.

c.           The Company will reimburse Consultant for business expenses reasonably required to enable him to perform services hereunder in accordance with the Company’s regular policies for business expense reimbursement.

3.           No Consideration Absent Execution of this Consulting Agreement. Consultant acknowledges and agrees that the Consulting Pay described above (i) is given to Consultant in exchange for Consultant’s executing and not revoking this Agreement and for abiding by its terms, (ii) is not required by any agreement between the Company and Consultant including without limitation the Employment Agreement dated December 30, 2008, as amended, which Consultant confirms terminated pursuant to its terms in October 2015, or under the Company’s policies and procedures, and (iii) constitutes value to which Consultant is not already entitled. Consultant further acknowledges that Consultant is not entitled to any other payments or benefits under any other employment, incentive, bonus or severance plan, agreement or arrangement. Regardless of whether Consultant executes this Agreement, Consultant will receive Consultant’s regular pay through Consultant’s Retirement Date.

4.           Consultant Acknowledgements.  Consultant hereby represents and warrants that, as of the date of this Agreement, Consultant is not aware of any violations of any applicable federal, state or local laws or regulations committed by Consultant or by other employees of the Company that occurred during Consultant’s employment.  Consultant further represents and warrants that, as of the date of this Agreement, Consultant is aware of no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims that may become known or which arise only after the date of this Agreement and that result from actions, omissions or occurrences of Consultant, that Consultant has not disclosed to the Company.

5.           Nondisparagement. Consultant agrees not to make any oral or written statement or take any other action that disparages or criticizes the Company or its management or practices, damages the Company’s good reputation, or impairs its normal operations. Consultant understands that this nondisparagement provision does not apply on occasions when Consultant is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement.  Consultant also understands that the foregoing nondisparagement provision does not apply on occasions when Consultant provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

6.           Confidentiality. Consultant agrees that Consultant will not copy, remove, or in any way use, disclose or give to others any of the Company’s “Confidential Information.” The Company’s “Confidential Information” consists of information, regardless of form, relating to the Company's customers, operation, finances, or business that derives economic value, actual or potential, from not being generally known to others, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Consultant acknowledges that during the course of Consultant’s relationship with the Company, Consultant has learned important Confidential Information related to the Company’s Business (as defined below). Consultant also acknowledges that such Confidential Information is not generally available to the public and includes, but is not limited to, information, whether or not in writing, about the Company’s actual or potential customers (e.g., names, contacts, requirements, nature of accounts, terms, rates and prices, and costs), operations (e.g., development, manufacturing, marketing, and servicing processes, techniques, methods, and plans), and finances and business (e.g., information regarding personnel; current and potential supply sources; availability and cost of supplies and materials; and financial data relating to projected and historical sales, income, expenses, profits, and general financial standing).

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Consultant acknowledges that a breach or threatened breach of the terms of this confidentiality provision by Consultant would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of Consultant’s breach or threatened breach of any of the terms contained in this provision concerning Confidential Information.

These confidentiality undertakings shall survive the termination of any other arrangements in this Agreement. Any confidentiality agreements or other agreements containing restrictive covenants that Consultant signed at the outset of Consultant’s employment with the Company or any of its predecessors and/or during Consultant’s employment with the Company or any of its predecessors shall remain in full force and effect according to their terms after Consultant’s Retirement Date. To the extent the confidentiality provisions in this Agreement are more protective of the Company’s Confidential Information than the confidentiality agreement Consultant signed at the outset of Consultant’s employment or during Consultant’s employment with the Company or any of its predecessors, the more protective provisions of this Agreement shall govern. Notwithstanding the foregoing, notice is hereby provided that, in accordance with the Defend Trade Secrets Act of 2016, Consultant is immune from liability and shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret (as that term is defined in the Defend Trade Secrets Act of 2016) that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney if such disclosure (a) is made solely for the purpose of reporting or investigating a suspected violation of law or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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7.           Release of Claims. Except for any claims Consultant may have for workers’ compensation benefits, unemployment compensation benefits, or vested retirement benefits (which are not released by this Agreement) and in further consideration of the payments the Company has agreed to provide Consultant, Consultant does hereby release and forever discharge the Company and its predecessors, successors, and assigns, and all of their present and former officers, directors, employees, benefit plans and programs, agents, shareholders, attorneys, trustees, and Consultants (hereinafter collectively referred to as the “Releasees”) from any and all claims, liabilities, agreements, damages, losses, or expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, whether known or unknown, that Consultant has, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort or contract or by statute) resulting from anything that has occurred prior to the date Consultant executes this Agreement (hereinafter “Claim” or “Claims”). This release includes, but is not limited to, any Claims for back pay, liquidated damages, compensatory damages, or any other losses or other damages to Consultant or Consultant’s property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq. (prohibiting discrimination on account of race, color, religion, sex, or national origin); the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (prohibiting discrimination on account of age); 42 U.S.C. § 1981; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (prohibiting discrimination on account of disabilities); Title II of the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq. (prohibiting discrimination on account of genetic information); the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq.; the Consultant Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Tennessee Human Rights Act, Tenn. Code Ann. § 4-21-101 et seq.; the Tennessee Equal Pay Law, Tenn. Code Ann. § 50-2-201 et seq.; the Tennessee Handicap Discrimination Law, Tenn. Code Ann. § 8-50-103 et seq.; the Tennessee Occupational Safety and Health Act, Tenn. Code Ann. §§ 50-3-409 & 50-3-2012; the Tennessee Whistleblower Protection Law, Tenn. Code Ann. § 50-1-304; and any other Claims under federal, state, or local statutory or common law. The foregoing release of Claims expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal. This Agreement does not, however, waive rights or claims that may arise after the date Consultant signs it below.

For the purpose of implementing a full and complete release and discharge of the Releasees, Consultant expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims that Consultant does not know or suspect to exist in Consultant’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Claim or Claims. Consultant expressly waives and relinquishes all rights and benefits that Consultant may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date Consultant executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver.

Consultant understands that by executing this Agreement, Consultant is giving up any claims Consultant may have at that time against the Releasees for such things as employment discrimination and wrongful discharge, among others, regardless of whether Consultant had ever asserted such claims before Consultant’s execution of this Agreement and regardless of whether Consultant knew Consultant had such claims before Consultant’s execution of this Agreement. Consultant is not, however, giving up any claims against the Releasees that are expressly excluded from the scope of this “Release of Claims” provision, and Consultant is not giving up any rights or claims based on events (such as actions by the Releasees) that occur after Consultant executes this Agreement.

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8.           Promise Not to Sue About Claims That Have Been Released. Consultant agrees that, except to the extent such right may not be waived by law, Consultant will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above. This “agreement not to sue” does not, however, prevent or prohibit Consultant from seeking a judicial determination of the validity of Consultant’s release of Claims under the Age Discrimination in Employment Act (“ADEA”). In addition, nothing contained in this Agreement limits Consultant’s ability to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), but Consultant will have no right to recover damages or obtain individual relief of any kind in any such proceeding with respect to Claims released or waived by this Agreement. This Agreement does not limit Consultant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, and does not limit Consultant’s right to receive an award for information provided to any Government Agencies in connection with any such investigation or proceeding.

9.           Consequences of Breach. Consultant agrees that Consultant will indemnify and hold the Releasees harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of Consultant’s breach of any portion of this Agreement. Consultant also understands that Consultant’s entitlement to and retention of the benefits the Company has agreed to provide Consultant herein in exchange for Consultant’s executing, not revoking, and abiding by this Agreement are expressly conditioned upon Consultant’s fulfillment of Consultant’s promises herein, and Consultant agrees, to the extent permitted or required by law, immediately to return or repay the amounts Consultant has received from the Company in consideration for this Agreement in excess of one hundred dollars ($100.00) upon Consultant’s breach of any provision of this Agreement. For the purposes of this paragraph, a subsequent legal challenge to the validity of Consultant’s release of Claims under the Age Discrimination in Employment Act (ADEA) in this Agreement will not be considered a breach of this Agreement; provided, however, that the benefits paid to Consultant under this Agreement may serve as restitution, recoupment, and/or setoff in the event Consultant prevails on the merits of such claim.

10.         Non-Admission. This Agreement shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to Consultant or any other person, or that Consultant has any rights whatsoever against the Company.

11.         Severability. The provisions of this Agreement, and all portions hereof, are severable, and if any provision, or any portion of any provision, of this Agreement is held to be illegal, invalid or unenforceable by a court or agency of competent jurisdiction, the remaining terms shall remain in full force and effect.

12.         Consideration Period. Consultant has twenty-one (21) days to consider this Agreement. Because the arrangements discussed in this Agreement affect important rights and obligations, Consultant is advised to consult with an attorney before Consultant agrees to the terms set forth herein. If Consultant decides to accept the benefits offered herein, Consultant must sign this Agreement no later than the twenty-first day after Consultant’s receipt of the Agreement and return it promptly to the Company (Attn: Frank Madonia, General Counsel, Miller Industries, Inc., 8503 Hilltop Drive, Ooltewah, Tennessee 37363, Fax number: 423-238-7233). If Consultant does not wish to accept the terms of this Agreement, Consultant does not have to do anything.

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13.         Revocation Rights. For a period of up to and including seven (7) days after the date Consultant signs this Agreement, Consultant may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable until the end of the seven-day revocation period. If Consultant decides to revoke the Agreement, Consultant must deliver to the Company (Attention: Frank Madonia at the address or facsimile number provided above) a signed notice of revocation on or before midnight of the last day of this seven-day period. Upon exercise of Consultant’s right of revocation, this Agreement shall be cancelled and void, and neither Consultant nor the Company shall have any rights or obligations arising under it.

14.         Effective Date. This Agreement shall become effective (the “Effective Date”) on the eighth day after the date Consultant executes it below, unless it is earlier revoked by Consultant pursuant to the provisions set forth in the “Revocation Rights” section of this Agreement. Notwithstanding Section 2(a) above, no payment of Consulting Pay shall be payable to Consultant until the Effective Date, and any payment that would otherwise have been due prior to the Effective Date shall be held and paid on the first payroll date after the Effective Date.

15.         Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect thereto (“Section 409A”) of payments that qualify as a short-term deferral and payments that qualify under the exception for separation pay. If any payment is subject to Section 409A, it is intended, and this Agreement will be so construed, that such payment shall comply with the provisions of Section 409A so as not to subject Consultant to the payment of interest and additional tax that may be imposed under Section 409A. Consultant and Company agree that the expected level of services to be provided by Consultant after the Retirement Date will be low enough that the Retirement Date shall constitute the date of Consultant’s “separation from service” as such term is defined in Section 409A. Each payment under paragraph 2 above shall be deemed a separate payment within the meaning of Section 409A. Consultant hereby agrees that the Company has made no representation as to the tax treatment of the compensation provided pursuant to this Agreement and that Consultant is solely responsible for all taxes due with respect to such compensation.

16.         Titles and Choice of Law. Titles included in this Agreement are for reference only and are not part of the terms of this Agreement, nor do they in any way modify any terms of the Agreement. This Agreement shall be interpreted and governed by the law of the State of Tennessee.

17.         Acknowledgments. If the terms of this Confidential Consulting Agreement and General Release correctly set forth the agreement between the parties, please so indicate by signing in the appropriate space below. CONSULTANT’S SIGNATURE WILL BE AN ACKNOWLEDGMENT THAT NO OTHER PROMISE OR AGREEMENT OF ANY KIND HAS BEEN MADE TO CONSULTANT BY THE COMPANY TO CAUSE CONSULTANT TO EXECUTE THIS AGREEMENT, THAT CONSULTANT HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY OR OTHER PERSON OF CONSULTANT’S CHOOSING ABOUT ITS TERMS BEFORE SIGNING IT, THAT THE ONLY CONSIDERATION FOR CONSULTANT’S SIGNATURE IS AS INDICATED ABOVE, THAT CONSULTANT FULLY UNDERSTANDS AND ACCEPTS THIS AGREEMENT, THAT CONSULTANT IS NOT COERCED INTO SIGNING IT, AND THAT CONSULTANT SIGNED IT KNOWINGLY AND VOLUNTARILY BECAUSE IT IS SATISFACTORY TO CONSULTANT.

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Company

Miller Industries, Inc.

/s/ Frank Madonia		December 2, 2016
By:	Frank Madonia
Executive Vice President
& General Counsel

I have carefully read the above Consulting Agreement and General Release, understand the meaning and intent thereof, and voluntarily agree to its terms as of the date set forth below.

Consultant

/s/ J. Vincent Mish	December 23, 2016
J. Vincent Mish

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